Exhibit 99.1

Media Relations Contact: Tim McIntyre Domino’s 734-604-1863 tim.mcintyre@dominos.com

FOR IMMEDIATE RELEASE

EVP & CFO Jeffrey Lawrence Announces Retirement from Domino’s

20-Year Veteran Served as CFO since 2015

ANN ARBOR, Mich., July 16, 2020 – Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world based on global retail sales, announced today that Jeffrey D. Lawrence, Executive Vice President & Chief Financial Officer, has announced his decision to retire from Domino’s after more than 20 years of service. He has served in his current role for the last five years. Mr. Lawrence has agreed to continue serving as CFO until the company identifies his successor. Once a successor is named, he will step down from his role and will serve as an advisor to Domino’s Chief Executive Officer Ritch Allison until the end of 2020.

Mr. Allison commented: “Jeff has been a trusted teammate for more than two decades at Domino’s and has been a key contributor to the success of our global brand. As our CFO, he has an outstanding track record of creating strategic value for our great system. Jeff’s career accomplishments speak for themselves. I join the entire Domino’s global community in celebrating his career and wish him all the best.”

Mr. Lawrence added: “Wow. What a ride! To be able to be part of the Domino’s growth story over the past two decades has been a dream come true. Domino’s is about opportunity, and the constant opportunities I’ve had to learn, grow and lead have been simply amazing. From a lead role in our IPO, to partnering with our U.S. and International franchisees to get to #1, to helping shape our digital transformation over the past decade…I’ve had the chance to work with amazing people to sell more pizza and have more fun! I am truly thankful for having had the opportunity to serve this great brand for so long and thank the Board, Ritch and his leadership team, my team and, most importantly, the franchisees and front-line team members who are the heart of Domino’s. Being in the stores is what I will miss the most! After taking some time off with my family, I will move on to my next adventure forever proud of what we’ve all built together.”

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world based on retail sales, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 17,100 stores in over 90 markets. Domino’s had global retail sales of over $14.3 billion in 2019, with over $7.0 billion in the U.S. and nearly $7.3 billion internationally. In the second quarter of 2020, Domino’s had global retail sales of over $3.4 billion, with over $1.9 billion in the U.S. and over $1.5 billion internationally. Its system is comprised of independent franchise owners who accounted for 98% of Domino’s stores as of the end of the second quarter of 2020. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2019 from digital channels, primarily online ordering and mobile applications. In the U.S., Domino’s generates over 65% of sales via digital channels and has developed several innovative ordering platforms, including those developed for Google Home, Facebook Messenger, Apple Watch, Amazon Echo and Twitter – as well as Domino’s Hotspots®, an ordering platform featuring over 200,000 unique, non-traditional delivery locations. In June 2019, through an announced partnership with Nuro, Domino’s furthered its exploration and testing of autonomous pizza delivery. In late 2019, Domino’s opened the Domino’s Innovation Garage adjacent to its headquarters in Ann Arbor, Michigan to fuel continued technology and operational innovation – while also launching its GPS technology, allowing customers to follow the progress of the delivery driver from store to doorstep. In mid-2020, Domino’s launched a brand new way to order contactless carryout nationwide via Domino’s Carside DeliveryTM, which customers can choose when placing a prepaid online order.

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